Exhibit 10.3

EXECUTION VERSION

This letter, originally between Arconic Inc. (formerly known as Aluminum Company of America and then as Alcoa Inc.) (“Arconic”) and Alumina Limited (“Alumina”), dated May 16, 1995, (“Original Letter”) is amended, restated and novated with effect on and from November 1, 2016, between Alcoa Corporation (formerly known as Alcoa Upstream Corporation) (“Alcoa”) and Alumina, in accordance with the Framework Agreement between Arconic, Alcoa and Alumina, dated September 1, 2016 and the Assignment and Novation Agreement between Arconic, Alcoa, Alumina and the other parties thereto, dated as of November 1, 2016.

All capitalised terms and references to party names not otherwise defined in this letter, have the meaning provided in the Formation Agreement originally dated December 21, 1994 among Alcoa, Alumina and the other parties thereto, as subsequently amended, restated and novated as of November 1, 2016.

Alcoa and Alumina have agreed to:

(a)	amend the Original Letter, with effect immediately prior to the novation of the Original Letter under the Novation Agreement;

(b)	novate the amended Original Letter from Arconic to Alcoa, with effect on and from November 1, 2016; and

(c)	restate the Original Letter, to take account of such changes, in the form of this document.

CONFIDENTIAL

May 16, 1995

Mr. Hugh Morgan

Managing Director

Western Mining Holdings Limited

360 Collins Street

Melbourne, Australia 3000

Dear Hugh:

During the course of our negotiations for the combination of our alumina and chemical businesses, we agreed that there were certain clarifications and amplifications that we should record regarding our mutual understandings of the restrictions on the transfers of the various Enterprise Companies (which, for ease of reference, we collectively call Alcoa World Alumina), as follows:

First Option on Alcoa’s Initial 9% Transfer

One item of clarification concerns the restrictions on the transfer of Alcoa’s initial 9% of any Enterprise Company, including AWA LLC, which is the subject of the LLC Agreement among Alcoa USA Corporation, ASC Alumina, Inc., Reynolds Metals Company LLC, Reynolds Metals Exploration Inc. and two Affiliates of Alumina, Alumina International Holdings Pty Ltd (formerly known as “Westminer International Holdings Limited”) (formerly referred to as “WMC-F” and now referred to as “Alumina-F”) and Alumina (USA) Inc. (formerly known as “WMC Alumina (USA) Inc.”) (formerly referred to as “WMC-D” and now referred to as “Alumina-D”).

It is the understanding of the parties that Alcoa or an Affiliate shall have the right to transfer this initial 9% interest in each Enterprise Company to a third party without a first option right to Alumina. This is more particularly described in Section 12 of the Restated Charter and has been implemented for AWA LLC in Section 9.2 of the LLC Agreement and reflected in the constituent documents of each other Enterprise Company.

Notwithstanding the provisions of Section 12 of the Restated Charter, Section 9.2 of the LLC Agreement and the conforming provisions in any other constitutional document of any Enterprise Company, Alcoa hereby grants to Alumina or an Affiliate a first option on such 9% of the initial interest in each Enterprise Company that Alcoa or an Affiliate desire to transfer to a third party. At the Formation Date, the parties agreed that this percentage is the 9% held by Alcoa or an Affiliate that would otherwise not have been subject to a first option to Alumina, but this percentage may be reduced from time to time depending on facts and circumstances.

The procedure for this first option shall be the same as described in the LLC Agreement except that:

•	The consideration, including the price to be paid, to Alcoa for any such interest shall be determined without considering any diminution in value due to the grant of this first option. To the extent that the consideration is in any way adversely affected due to the existence of this first option, the first option shall be void.

•	If Alumina or an Affiliate acquires any or all of this initial interest, Alcoa’s first option on the interest of Alumina and its Affiliates shall also extend to these additional interests in the Enterprise Companies held by Alumina or its Affiliates.

•	If Alumina or its Affiliates do not elect to purchase an interest offered hereunder by Alcoa or its Affiliates, then the transfer to any subsequent purchaser of these interests in the Enterprise Companies shall not include the grant to the purchaser of a first option over any other interest of Alcoa, Alumina or their Affiliates in an Enterprise Company.

•	Alcoa shall use reasonable efforts to ensure that any transfer of these initial interests in the Enterprise Companies are subject to a first option to Alumina or an Affiliate with respect to any subsequent transfer by such purchaser. It is understood that Alcoa need not pursue the first option if it would in any way, directly or indirectly, diminish the consideration to be received by Alcoa or an Affiliate.

First Option on Transfers of Affiliates

It was not the intention of the parties to permit the free transfer of Affiliates that hold interests in an Enterprise Company. To prevent this, we hereby confirm our understanding that Alcoa and Alumina shall each have a first option with respect to the other’s transfer of all or part of the interest of Alumina-F, Alumina-D, ASC Alumina, Inc. or any other Affiliate of Alcoa or Alumina designated to hold any or all of Alcoa’s or Alumina’s Percentage Interest in any Enterprise Company. Such transfers shall include the sale, assignment or transfer by gift, operation of law or otherwise of an interest in such Affiliate.

The procedure for this first option shall be the same as described in the LLC Agreement. If the transferring party does not transfer its interest as provided above in this letter, the transferring party’s interest shall not be free from the restrictions contained in this letter and such transferring party’s interest shall not thereafter be sold unless the provisions of this letter shall again be complied with.

Adjustments to Transfer Restrictions Applicable to AWA LLC

It is understood that over the life of this combination of our alumina and chemicals business, we may need to revisit from time to time such key matters as the transfer restrictions on the interests in the Enterprise Companies to ensure that AWA LLC and the other Enterprise Companies are structured in a way that meets our evolving commercial needs and in the most financially efficient manner. Further, it is the intention that only Alumina-D’s Percentage Interest be subject to transfer with consent and that none of Alumina-F’s interest in AWA LLC be subject to any transfer restriction other than the first option to Alcoa and its Affiliates described above. Our mutual agreement is to take such actions, including amending any or all of the constitutional agreements, as is reasonably necessary to achieve this understanding. For example and based on recent developments since the Formation Date, the parties hereby agree to reduce the 25% Limitation on transfers without consent referred to in Section 9.3 of the LLC Agreement to a 21% Limitation. This reduction shall be one for one for both parties. Alumina-D’s interest in AWA LLC subject to transfer only with the consent of another member shall be reduced to 14%. Alcoa’s percentage interest in AWA LLC similarly restricted is agreed to be reduced to 7%.

I trust that this reflects our mutual understanding on these matters. If so, can you please so indicate below and return one copy of this letter to me.

Very truly yours,

Richard L. Fischer

THIS LETTER AGREEMENT WAS ORIGINALLY EXECUTED ON MAY 16, 1995.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AMENDED, RESTATED AND NOVATED LETTER AGREEMENT AS OF NOVEMBER 1, 2016.

ALCOA CORPORATION

By:	/s/ Roy C. Harvey
Name:	Roy C. Harvey
Title:	Chief Executive Officer

[Signature Page to 1995 Letter Agreement (Restated)]

ALUMINA LIMITED

By:	/s/ P.C. Wasow
Name:	P.C. Wasow
Title:	Director

By:	/s/ Stephen Foster
Name:	Stephen Foster
Title:	Secretary

[Signature Page to 1995 Letter Agreement (Restated)]